UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2006

APOLLO GOLD CORPORATION
(Exact name of registrant as specified in its charter)

Yukon Territory, Canada	1-31593	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

5655 South Yosemite Street, Suite 200 Greenwood Village, Colorado	80111-3220
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (720) 886-9656

No Change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On July 28, 2006, Montana Tunnels Mining, Inc. (“MTMI”), a wholly owned subsidiary of Apollo Gold Corporation (“Apollo”), entered into a mine development and operating agreement (the “JV Agreement”) with Elkhorn Tunnels, LLC (“Elkhorn”), an affiliate of Calim Private Equity LLC (“Calim”), in respect of the Company’s Montana Tunnels mine (the “Mine”).

The JV Agreement calls for Elkhorn to contribute U.S.$13,000,000 over a five-month period, starting with initial payments totaling U.S.$1,000,000 required to be contributed not later than two weeks after the execution of the JV Agreement. The money contributed will be used initially to remediate the east wall instability problems encountered at the Mine during September and early October 2005, which led to the suspension of mining on October 21, 2005, and thereafter to move the Mine back towards commercial production. Highlights of the JV Agreement are:

•	Elkhorn is entitled to a 50% interest in the Mine when it has made its full contribution of U.S.$13,000,000.

•	MTMI will be the operator of the Mine. A separate committee consisting of two designees from each of MTMI and Elkhorn will oversee the joint venture.

•	If Elkhorn contributes at least U.S.$5,000,000 but fails to make its full contribution of U.S.$13,000,000, then it will receive a 3% interest in the Mine for each U.S.$1,000,000 contributed.

•
If Elkhorn fails to contribute at least U.S.$5,000,000 then its contribution will be converted to a promissory note (the “Note”) equal to the amount actually contributed, plus interest, payable only out of future positive cash flows from the Mine or in the event the Mine is sold or otherwise financed. The Note would bear interest at the rate of 6% per annum and payments of principal and interest on the Note would be payable within 30 days after the end of each calendar quarter, beginning with the end of the first full calendar quarter during which the Mine is cash flow positive. If Elkhorn’s failure to contribute at least U.S.$5,000,000 is the result of a breach of the JV Agreement by Apollo, or otherwise for cause, then the Note would bear interest at the rate of 12% per annum and the Note plus interest would be payable not later than the fifth anniversary thereof.

•
When Elkhorn has contributed the full U.S.$13,000,000, then (a) Elkhorn will be entitled to recover interest on that amount and (b) Elkhorn will receive 65% and Apollo will receive 35% of the positive free cash flow from the Mine until such time as Elkhorn has recovered its full contribution of U.S.$13,000,000. At that time, Apollo would become entitled to 60% and Elkhorn 40% of the positive free cash flow from the Mine, until both parties have received an equal amount. Thereafter, the sharing would revert to 50/50.

•	If Elkhorn earns less than a 50% interest in the Mine, then it will be entitled to recover interest on the amount actually contributed by it, and after payment of that interest each party will receive its proportionate share of positive free cash flow.

In addition to the JV Agreement, Apollo entered into two other agreements with Elkhorn Goldfields Inc. (“EGI”), an affiliate of Calim. The first agreement is an option agreement (the “Option Agreement”) pursuant to which EGI was granted an option to purchase Apollo’s Diamond Hill mine for U.S.$0.8 million. The option has an exercise term of two years. The underground gold mine is situated 28 miles southeast of Helena, Montana and has been on care and maintenance since 2000.

The second agreement is a mill operating and option agreement (the “Milling Agreement”) pursuant to which EGI will have the right to have MTMI process the ore from EGI’s Elkhorn mine through the 1,000 ton per day Diamond Hill mill which is situated within the Montana Tunnels mill complex. The Milling Agreement also provides EGI a two-year option to purchase the Diamond Hill mill for U.S.$1,000,000.

In addition, on August 1, 2006, to finance the purchase of four additional CAT 785 haul trucks (the “Trucks”) to be used as part of the remediation of the Mine, MTMI executed a promissory note in the amount of U.S.$2,640,000 payable to Great American Group (the “Great American Note”). The Great American Note accrues interest at the rate of 1.5% per month and matures on December 1, 2006 (the “Maturity Date”). MTMI is obligated to make principal payments on the Great American Note in the amount of U.S.$75,000 on the first day of each month until the Maturity Date. Upon an Event of Default (as defined in the Great American Note), all amounts due under the Great American Note would become immediately payable. The Great American Note is secured by the Trucks.

The description of each of the JV Agreement, the Option Agreement, the Milling Agreement and the Great American Note contained in this Current Report on Form 8-K is qualified in its entirety by the text of the those respective agreements, which are incorporated by reference herein and attached as Exhibits 10.1, 10.2, 10.3 and 10.4 hereto, respectively.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The disclosure in Item 1.01 is incorporated by reference herein.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
     (d)     Exhibits

Exhibit No.	Description
10.1	Mine Development and Operating Agreement, dated July 28, 2006, between Montana Tunnels Mining, Inc. and Elkhorn Tunnels, LLC
10.2	Option Agreement, dated July 28, 2006, between Montana Tunnels Mining, Inc. and Elkhorn Goldfields, Inc.
10.3	Mill Operating and Option Agreement, dated July 28, 2006, between Montana Tunnels Mining, Inc. and Elkhorn Goldfields, Inc.
10.4	Promissory Note, dated August 1, 2006, issued by Montana Tunnels Mining, Inc. to Great American Group

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 2, 2006

APOLLO GOLD CORPORATION

	By:	/s/ Melvyn Williams
Melvyn Williams
Senior Vice President - Finance and Corporate Development and Chief Financial Officer